Exhibit 99.1

CONTACT
Matt DiLiberto
Chief Financial Officer
(212) 594-2700

SL GREEN REALTY CORP. REPORTS
FOURTH QUARTER LOSS PER SHARE OF $0.73;
FULL YEAR 2018 EARNINGS PER SHARE OF $2.67;
FOURTH QUARTER AND FULL YEAR 2018 FFO OF $1.61 AND $6.62 PER SHARE

Financial and Operating Highlights

•
Net loss attributable to common stockholders of $0.73 per share for the fourth quarter of 2018 as compared to net income of $0.29 per share for the same period in the prior year. Net loss attributable to common stockholders for the fourth quarter of 2018 included $1.48 per share of net gains from the sale of real estate offset by $2.50 per share of depreciable real estate reserves.

•
Funds from operations, or FFO, of $1.61 per share for the fourth quarter and $6.62 per share for the year ended December 31, 2018, net of $14.9 million, or $0.16 per share, related to the early repayment of the debt at One Madison Avenue, as compared to $1.60 and $6.45 per share for the same periods in the prior year.

•
Same-store cash net operating income, or NOI, including our share of same-store cash NOI from unconsolidated joint ventures, increased 4.9% for the full year, or 4.5%, excluding lease termination income, as compared to the prior year.

•
Signed 44 Manhattan office leases covering 837,881 square feet in the fourth quarter and 180 Manhattan office leases covering 2,271,049 square feet for the full year. The mark-to-market on signed Manhattan office leases was 8.6% higher for the fourth quarter and 6.5% higher for the full year over the previous fully escalated rents on the same spaces.

•	Reached 52% leased at One Vanderbilt Avenue after signing leases with TD Securities, MFA Financial Inc. and McDermott Will & Emery during the fourth quarter.

•	Manhattan same-store occupancy was 95.7% as of December 31, 2018, inclusive of leases signed but not yet commenced.

•	Increased the quarterly dividend by 4.6%, to $0.85 per share, resulting in a new annual dividend of $3.40 per share.

Investing Highlights

•
Announced an increase to the size of the Company's share repurchase program by an additional $500 million, bringing the program to a total of $2.5 billion. To date, the Company has acquired 18.4 million shares of its common stock and redeemed 0.4 million common units of its Operating Partnership, or OP units, under the program at an average price of $98.51 per share/unit.

•
Entered into an agreement to purchase a majority and controlling interest in 460 West 34th Street at a gross purchase price of $440 million resulting in the Company having a blended average basis in the property of $528 per square foot. The transaction is expected to close in the first half of 2019.

•
Completed the second phase of the Company's preferred equity investment in 245 Park Avenue. The Company's investment now totals $148.2 million and the Company will serve as the building’s property manager, overseeing all leasing and operations.

•
Closed on the sale of its 48.9% interest in 3 Columbus Circle to the Moinian Group, the owner of the remaining 51.1% interest. The transaction generated net cash proceeds to the Company of $223.0 million.

•	Closed on the sale of its interests in 1231 Third Avenue and an Upper East Side residential assemblage for a combined sales price of $143.8 million.

•
Closed on the sale of its 20.0% interest in 131-137 Spring Street to Invesco Real Estate, the owner of the remaining 80.0% interest. The transaction generated net cash proceeds to the Company of $15.2 million.

•
Completed the recapitalization of 2 Herald Square, which included securing $150.0 million of mortgage financing and selling a 49.0% interest in the property. The new mortgage has a 3-year term, with two one-year extension options and bears interest at a floating rate of 1.55% over LIBOR.

•
Acquired the retail co-op at 133 Greene Street in Soho. The 6,425 square foot retail space, inclusive of 3,300 square feet on grade, is located along one of SoHo's most popular shopping corridors and is currently occupied by Dior Homme.

•	Acquired 712 Madison Avenue on Manhattan's Upper East Side. The five-story building offers 6,362 square feet of retail space, which is currently occupied by David Yurman.
Financing Highlights

•	Refinanced One Vanderbilt Avenue's construction facility, increasing the facility size from $1.5 billion to $1.75 billion and decreasing the interest rate by 75 basis points.

•
Closed on a $225.0 million construction facility for 185 Broadway. The floating rate facility has a term of three years, with two one-year extension options and bears interest at an initial floating rate of 2.85% over LIBOR.

Summary
New York, NY, January 23, 2019 - SL Green Realty Corp. (the "Company") (NYSE: SLG) today reported net loss attributable to common stockholders for the quarter ended December 31, 2018 of $61.2 million, or $0.73 per share, as compared to net income attributable to common stockholders of $28.0 million, or $0.29 per share, for the same quarter in 2017. Net loss attributable to common stockholders for the fourth quarter of 2018 included $130.5 million, or $1.48 per share, of net gains recognized from the sale of real estate, offset by $220.9 million, or $2.50 per share, of depreciable real estate reserves related to the Company's suburban portfolio, which the Company has stated it intends to dispose of.
The Company also reported net income attributable to common stockholders for the year ended December 31, 2018 of $232.3 million, or $2.67 per share, as compared to net income attributable to common stockholders of $86.4 million, or $0.87 per share, for 2017. Net income attributable to common stockholders for the year ended December 31, 2018 includes $273.2 million, or $2.98 per share, of net gains recognized from the sale of real estate offset by $227.5 million, or $2.49 per share, of depreciable real estate reserves, as compared to net gains recognized from the sale of real estate of $89.4 million, or $0.86 per share, for 2017.
The Company reported FFO for the quarter ended December 31, 2018 of $142.7 million, or $1.61 per share, net of $14.9 million, or $0.17 per share, related to the early repayment of the debt at One Madison Avenue, as compared to FFO for the same period in 2017 of $161.7 million, or $1.60 per share.
The Company also reported FFO for the year ended December 31, 2018 of $605.7 million, or $6.62 per share, net of $14.9 million, or $0.16 per share, related to the early repayment of the debt at One Madison Avenue, as compared to FFO for 2017 of $667.3 million, or $6.45 per share.
All per share amounts in this press release are presented on a diluted basis.
Operating and Leasing Activity
For the quarter ended December 31, 2018, the Company reported consolidated revenues and operating income of $317.0 million and $158.2 million, respectively, compared to $361.3 million and $204.7 million, respectively, for the same period in 2017.
Same-store cash NOI, including our share of same-store cash NOI from unconsolidated joint ventures, increased by 2.7% for the quarter ended December 31, 2018, or 2.8%, excluding lease termination income. For the quarter, consolidated property same-store cash NOI increased by 4.4% to $131.7 million, or 4.3% to $131.4 million, excluding lease termination income, while unconsolidated joint venture property same-store cash NOI decreased by (1.3)% to $51.8 million. No lease termination income was recognized in unconsolidated joint venture property same-store cash NOI during the quarter.
Same-store cash NOI, including our share of same-store cash NOI from unconsolidated joint ventures, increased by 4.9% for the year ended December 31, 2018, or 4.5%, excluding lease termination income, as compared to 2017. For the year ended December 31, 2018, consolidated property same-store cash NOI increased by 4.8% to $514.5 million, or 4.2% to $509.3 million, excluding lease termination income, while unconsolidated joint venture property same-store cash NOI increased by 5.1% to $204.2 million. No lease termination income was recognized in unconsolidated joint venture property same-store cash NOI in 2018.
During the fourth quarter, the Company signed 44 office leases in its Manhattan portfolio totaling 837,881 square feet. Thirty leases comprising 486,066 square feet, representing office leases on space that had been occupied within the prior twelve months, are considered replacement leases on which mark-to-market is calculated. Those replacement leases had average starting rents of $80.31 per rentable square foot, representing an 8.6% increase over the previous fully escalated rents on the same office spaces. The average lease term on the Manhattan office leases signed in the fourth quarter was 14.9 years, or 15.6 years including the office leases signed at One Vanderbilt, and average tenant concessions were 8.8 months of free rent with a tenant improvement allowance of $53.85 per rentable square foot.
During 2018, the Company signed 180 office leases in its Manhattan portfolio totaling 2,271,049 square feet. One hundred twenty-four leases comprising 1,217,689 square feet, representing office leases on space that had been occupied within the prior twelve months, are considered replacement leases on which mark-to-market is calculated. Those replacement leases had average starting rents of $75.69 per rentable square foot, representing a 6.5% increase over the previous fully escalated rents on the same office spaces. The average lease term on the Manhattan office leases signed in 2018 was 11.6 years, or 13.0 years including the office leases signed at One Vanderbilt, and average tenant concessions were 6.9 months of free rent with a tenant improvement allowance of $63.36 per rentable square foot.
Occupancy in the Company's Manhattan same-store portfolio was 95.7% as of December 31, 2018, inclusive of 307,416 square feet of leases signed but not yet commenced, as compared to 95.7% at September 30, 2018 and 95.8% at December 31, 2017.
During the fourth quarter, the Company signed 9 office leases in its Suburban portfolio totaling 137,882 square feet. Five leases comprising 124,362 square feet, representing office leases on space that had been occupied within the prior twelve months, are considered replacement leases on which mark-to-market is calculated. Those replacement leases had average starting rents of $26.60 per rentable square foot, representing a 4.9% decrease over the previous fully escalated rents on the same office spaces. The average lease term on the Suburban office leases signed in the fourth quarter was 7.5 years and average tenant concessions were 6.8 months of free rent with a tenant improvement allowance of $24.26 per rentable square foot.
During 2018, the Company signed 49 office leases in its Suburban portfolio totaling 374,097 square feet. Thirty-three leases comprising 211,716 square feet, representing office leases on space that had been occupied within the prior twelve months, are considered replacement leases on which mark-to-market is calculated. Those replacement leases had average starting rents of $30.34 per rentable square foot, representing a 3.7% decrease over the previous fully escalated rents on the same office spaces. The average lease term on the Suburban office leases signed in 2018 was 7.5 years and average tenant concessions were 7.5 months of free rent with a tenant improvement allowance of $23.71 per rentable square foot.
Occupancy in the Company's Suburban same-store portfolio was 91.8% as of December 31, 2018, inclusive of 12,606 square feet of leases signed but not yet commenced, as compared to 92.1% at September 30, 2018 and 92.7% at December 31, 2017.

Significant leases that were signed in the fourth quarter included:

•	New lease with WeWork for 138,563 square feet at 609 Fifth Avenue, for 16.4 years;

•	New lease with TD Securities for 118,872 square feet at One Vanderbilt Avenue, for 21.5 years;

•	Renewal with FujiFilm Holdings America Corporation for 124,119 square feet at 200 Summit Lake Drive in Valhalla, New York, for 7.6 years;

•	Renewal and expansion with Mercy College for 95,370 square feet at 2 Herald Square, for 30.0 years;

•	New lease with TD Securities for 52,450 square feet at 125 Park Avenue, for 22.6 years;

•	Renewal and expansion with Teneo Holding LLC for 46,199 square feet at 280 Park Avenue, for 3.6 years;

•	New lease with MFA Financial Inc. for 30,169 square feet at One Vanderbilt Avenue, for 15.0 years; and

•	New lease with WeWork for 60,268 square feet at 2 Herald Square, for 17.0 years.
Marketing, general and administrative, or MG&A, expense for the year ended December 31, 2018 was $92.6 million, or 5.2% of total combined revenues as compared to $100.5 million for the prior year.
Investment Activity
In November, the Company announced that its Board of Directors had authorized a $500 million increase to the size of its share repurchase program, bringing the program total to $2.5 billion. To date, the Company has acquired 18.4 million shares of its common stock and redeemed 0.4 million common units of its Operating Partnership, or OP units, under the program at an average price of $98.51 per share/unit, allowing the Company to save approximately $64.1 million of common dividends and distributions on an annualized basis.
In December, the Company announced that it had entered into an agreement to purchase a majority and controlling interest in 460 West 34th Street.  The transaction values the 20-story Class-A office building at a gross purchase price of $440 million. After taking into account earlier structured investments made through our debt and preferred equity platform, the Company's blended average basis in the property will be $528 per square foot. The transaction is expected to close in the first half of 2019.
In November, the Company entered into an agreement to sell its 20.0% interest in 131-137 Spring Street to Invesco Real Estate, the current owner of the remaining 80.0% interest. The transaction closed in January 2019 and generated net cash proceeds to the Company of $15.2 million.
In November, the Company completed the recapitalization of 2 Herald Square, which included securing $150.0 million of new mortgage financing and closing on the previously announced sale of a 49.0% interest in the property to an Israeli institutional investor.
In November, the Company acquired 66,186 zoning square feet of development rights for its planned 31-Story Mixed-Use Affordable New York residential project at 185 Broadway in lower Manhattan. Through this transaction, SL Green also obtained a light and air easement and cantilever right over 189 Broadway for the purpose of permitting lot line windows and maximizing efficient residential floor plates.
In November, the Company closed on the previously announced sale of its 48.9% interest in 3 Columbus Circle to the Moinian Group, the owner of the remaining 51.1% interest. The transaction generated net cash proceeds to the Company of $223.0 million.
In October, the Company closed on the previously announced sale of its interests in 1231 Third Avenue and an Upper East Side residential assemblage, which consists of 260 East 72nd Street, 31,076 square feet of development rights, 252-254 East 72nd Street, 257 East 71st Street and 259 East 71st Street, for a combined sales price of $143.8 million.
In December, the Company acquired 712 Madison Avenue. The five-story building is located on Madison Avenue between 63rd and 64th Streets on Manhattan's Upper East Side and offers 6,362 square feet of retail space. The property is currently 100% occupied by David Yurman.
In September, the Company acquired the retail co-op at 133 Greene Street in Soho. The 6,425 square foot retail space, inclusive of 3,300 square feet on grade, is located along one of SoHo's most popular shopping corridors, across from Paul Smith and close proximity to Apple's local flagship. The property is currently 100% occupied by Dior Homme.
The properties at 712 Madison Avenue and 133 Greene Street previously served as collateral for debt and preferred equity investments and were acquired through negotiated transactions with the respective sponsors of each investment.
Debt and Preferred Equity Investment Activity
The carrying value of the Company’s debt and preferred equity investment portfolio decreased to $2.13 billion at December 31, 2018, including $2.10 billion of investments at a weighted average current yield of 9.0% that are classified in the debt and preferred equity line item on the balance sheet, and investments aggregating $0.03 billion at a weighted average current yield of 6.6% that are included in other balance sheet line items for accounting purposes.
During the fourth quarter, the Company originated or acquired new debt and preferred equity investments totaling $156.5 million, all of which was retained and $129.0 million of which was funded. New mortgage investments totaled $55.0 million, all of which was retained and $30.0 million of which was funded, at a weighted average current yield of 6.6%. New subordinate debt and preferred equity investments totaled $101.5 million, all of which was retained and $99.0 million of which was funded, at a weighted average yield of 7.4%.
During the fourth quarter, the Company recorded reserves of $5.8 million, or $0.07 per share, against two debt and preferred investments totaling $159.9 million that are being marketed for sale.
In November, the Company completed the second phase of its preferred equity investment at in 245 Park Avenue. The Company’s investment now totals $148.2 million and the Company will serve as the building’s property manager, overseeing all leasing and operations.

Financing Activity
In December, the Company closed on a $150 million mortgage financing of 2 Herald Square. The new mortgage has a 3-year term, with two one year extension options and bears interest at a floating rate of 1.55% per annum over LIBOR.
In November, the Company closed on a $225.0 million construction facility for 185 Broadway. The floating rate facility has a term of three years, with two one year extension options and bears interest at an initial floating rate of 2.85% over LIBOR.
In November, the Company, along with its joint venture partners, refinanced One Vanderbilt Avenue's construction facility, increasing the facility size from $1.5 billion to $1.75 billion and decreasing the interest rate by 75 basis points. The significant improvement in terms was due, in large part, to the rapid pace of leasing and construction progress.
Dividends
In the fourth quarter of 2018, the Company declared quarterly dividends on its outstanding common and preferred stock as follows:

•	$0.85 per share of common stock, which was paid on January 15, 2019 to shareholders of record on the close of business on January 2, 2019; and

•
$0.40625 per share on the Company's 6.50% Series I Cumulative Redeemable Preferred Stock for the period October 15, 2018 through and including January 14, 2019, which was paid on January 15, 2019 to shareholders of record on the close of business on January 2, 2019, and reflects the regular quarterly dividend, which is the equivalent of an annualized dividend of $1.625 per share.

Conference Call and Audio Webcast
The Company's executive management team, led by Marc Holliday, Chairman and Chief Executive Officer, will host a conference call and audio webcast on Thursday, January 24, 2019 at 2:00 pm ET to discuss the financial results.
The supplemental data will be available prior to the quarterly conference call in the Investors section of the SL Green Realty Corp. website at https://slgreen.com/ under “Financial Reports.”
The live conference call will be webcast in listen-only mode in the Investors section of the SL Green Realty Corp. website at https://slgreen.com/ under “Presentations & Webcasts”. The conference may also be accessed by dialing toll-free (877) 312-8765 or international (419) 386-0002, and using passcode 9675583.
A replay of the call will be available 7 days after the call by dialing (855) 859-2056 using passcode 9675583. A webcast replay will also be available in the Investors section of the SL Green Realty Corp. website at https://slgreen.com/ under “Presentations & Webcasts”.

Company Profile
SL Green Realty Corp., an S&P 500 company and New York City's largest office landlord, is a fully integrated real estate investment trust, or REIT, that is focused primarily on acquiring, managing and maximizing value of Manhattan commercial properties. As of December 31, 2018, SL Green held interests in 101 Manhattan buildings totaling 46.0 million square feet. This included ownership interests in 27.8 million square feet of Manhattan buildings and 18.2 million square feet of buildings securing debt and preferred equity investments. In addition, SL Green held ownership interests in 7 suburban properties comprised of 15 suburban buildings totaling 2.3 million square feet in Brooklyn, Westchester County, and Connecticut.
To be added to the Company's distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at (212) 594-2700.

Disclaimers
Non-GAAP Financial Measures
During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure can be found in this release and in the Company’s Supplemental Package.

Forward-looking Statements
This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbor provisions thereof. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, are forward-looking statements. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate. Forward-looking statements are not guarantees of future performance and actual results or developments may differ materially, and we caution you not to place undue reliance on such statements. Forward-looking statements are generally identifiable by the use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," "project," "continue," or the negative of these words, or other similar words or terms.

Forward-looking statements contained in this press release are subject to a number of risks and uncertainties, many of which are beyond our control, that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by forward-looking statements made by us. Factors and risks to our business that could cause actual results to differ from those contained in the forward-looking statements are described in our filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.

SL GREEN REALTY CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenues:
Rental revenue, net	$216,477	$265,492	$864,978	$1,100,993
Escalation and reimbursement	31,042	41,378	113,596	172,939
Investment income	57,952	45,130	201,492	193,871
Other income	11,565	9,342	47,326	43,670
Total revenues	317,036	361,342	1,227,392	1,511,473
Expenses:
Operating expenses, including related party expenses $4,534 and $17,823 in 2018 and $6,459 and $21,400 in 2017	56,476	72,079	229,347	293,364
Real estate taxes	46,563	58,150	186,351	244,323
Ground rent	6,304	8,308	32,965	33,231
Interest expense, net of interest income	51,974	60,933	208,669	257,045
Amortization of deferred financing costs	2,695	4,297	12,408	16,498
Depreciation and amortization	71,458	84,404	279,507	403,320
Loan loss and other investment reserves, net of recoveries	5,752	—	6,839	—
Transaction related costs	426	(2,199)	1,099	(1,834)
Marketing, general and administrative	26,030	28,136	92,631	100,498
Total expenses	267,678	314,108	1,049,816	1,346,445

Equity in net (loss) income from unconsolidated joint ventures	(2,398)	7,788	7,311	21,892
Equity in net gain on sale of interest in unconsolidated joint venture/real estate	167,445	—	303,967	16,166
Purchase price and other fair value adjustment	—	—	57,385	—
(Loss) gain on sale of real estate, net	(36,984)	76,497	(30,757)	73,241
Depreciable real estate reserves	(220,852)	(93,184)	(227,543)	(178,520)
Gain on sale of marketable securities	—	—	—	3,262
Loss on early extinguishment of debt	(14,889)	—	(17,083)	—
Net (loss) income	(58,320)	38,335	270,856	101,069
Net loss (income) attributable to noncontrolling interests in the Operating Partnership	3,439	(1,288)	(12,216)	(3,995)
Net loss (income) attributable to noncontrolling interests in other partnerships	241	(2,478)	6	15,701
Preferred unit distributions	(2,842)	(2,850)	(11,384)	(11,401)
Net (loss) income attributable to SL Green	(57,482)	31,719	247,262	101,374
Perpetual preferred stock dividends	(3,737)	(3,737)	(14,950)	(14,950)
Net (loss) income attributable to SL Green common stockholders	$(61,219)	$27,982	$232,312	$86,424

Earnings Per Share (EPS)
Net (loss) income per share (Basic)	$(0.73)	$0.29	$2.67	$0.88
Net (loss) income per share (Diluted)	$(0.73)	$0.29	$2.67	$0.87

Funds From Operations (FFO)
FFO per share (Basic)	$1.62	$1.61	$6.63	$6.47
FFO per share (Diluted)	$1.61	$1.60	$6.62	$6.45

Basic ownership interest
Weighted average REIT common shares for net income per share	83,967	96,018	86,753	98,571
Weighted average partnership units held by noncontrolling interests	4,220	4,514	4,562	4,556
Basic weighted average shares and units outstanding	88,187	100,532	91,315	103,127

Diluted ownership interest
Weighted average REIT common share and common share equivalents	84,156	96,265	86,968	98,847
Weighted average partnership units held by noncontrolling interests	4,220	4,514	4,562	4,556
Diluted weighted average shares and units outstanding	88,376	100,779	91,530	103,403

SL GREEN REALTY CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	December 31,	December 31,
	2018	2017
Assets	(Unaudited)
Commercial real estate properties, at cost:
Land and land interests	$1,774,899	$2,357,051
Building and improvements	5,268,484	6,351,012
Building leasehold and improvements	1,423,107	1,450,614
Properties under capital lease	47,445	47,445
	8,513,935	10,206,122
Less accumulated depreciation	(2,099,137)	(2,300,116)
	6,414,798	7,906,006
Assets held for sale	—	338,354
Cash and cash equivalents	129,475	127,888
Restricted cash	149,638	122,138
Investment in marketable securities	28,638	28,579
Tenant and other receivables, net of allowance of $15,702 and $18,637 in 2018 and 2017, respectively	41,589	57,644
Related party receivables	28,033	23,039
Deferred rents receivable, net of allowance of $15,457 and $17,207 in 2018 and 2017, respectively	335,985	365,337
Debt and preferred equity investments, net of discounts and deferred origination fees of $22,379 and $25,507 in 2018 and 2017, respectively	2,099,393	2,114,041
Investments in unconsolidated joint ventures	3,019,020	2,362,989
Deferred costs, net	209,110	226,201
Other assets	295,679	310,688
Total assets	$12,751,358	$13,982,904

Liabilities
Mortgages and other loans payable	$1,988,160	$2,865,991
Revolving credit facility	500,000	40,000
Unsecured term loan	1,500,000	1,500,000
Unsecured notes	1,503,758	1,404,605
Deferred financing costs, net	(50,218)	(56,690)
Total debt, net of deferred financing costs	5,441,700	5,753,906
Accrued interest payable	23,154	38,142
Accounts payable and accrued expenses	147,061	137,142
Deferred revenue	94,453	208,119
Capitalized lease obligations	43,616	42,843
Deferred land leases payable	3,603	3,239
Dividend and distributions payable	80,430	85,138
Security deposits	64,688	67,927
Liabilities related to assets held for sale	—	4,074
Junior subordinate deferrable interest debentures held by trusts that issued trust preferred securities	100,000	100,000
Other liabilities	116,566	189,231
Total liabilities	6,115,271	6,629,761

Commitments and contingencies	—	—
Noncontrolling interest in the Operating Partnership	387,805	461,954
Preferred units	300,427	301,735

Equity
Stockholders’ equity:
Series I Preferred Stock, $0.01 par value, $25.00 liquidation preference, 9,200 issued and outstanding at both December 31, 2018 and December 31, 2017	221,932	221,932
Common stock, $0.01 par value 160,000 shares authorized, 84,739 and 93,858 issued and outstanding at December 31, 2018 and December 31, 2017, respectively (including 1,055 held in Treasury at both December 31, 2018 and December 31, 2017)	847	939
Additional paid-in capital	4,508,685	4,968,338
Treasury stock at cost	(124,049)	(124,049)
Accumulated other comprehensive income	15,108	18,604
Retained earnings	1,278,998	1,139,329
Total SL Green Realty Corp. stockholders’ equity	5,901,521	6,225,093
Noncontrolling interests in other partnerships	46,334	364,361
Total equity	5,947,855	6,589,454
Total liabilities and equity	$12,751,358	$13,982,904

SL GREEN REALTY CORP.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited and in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Funds From Operations (FFO) Reconciliation:	2018	2017	2018	2017

Net (loss) income attributable to SL Green common stockholders	$(61,219)	$27,982	$232,312	$86,424
Add:
Depreciation and amortization	71,458	84,404	279,507	403,320
Joint venture depreciation and noncontrolling interest adjustments	46,348	29,397	187,147	102,334
Net (loss) income attributable to noncontrolling interests	(3,680)	3,766	12,210	(11,706)
Less:
(Loss) gain on sale of real estate, net	(36,984)	76,497	(30,757)	73,241
Equity in net gain on sale of interest in unconsolidated joint venture/real estate	167,445	—	303,967	16,166
Purchase price and other fair value adjustments	—	—	57,385	—
Depreciable real estate reserve	(220,852)	(93,184)	(227,543)	(178,520)
Depreciation on non-rental real estate assets	638	554	2,404	2,191
FFO attributable to SL Green common stockholders	$142,660	$161,682	$605,720	$667,294

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Operating income and Same-store NOI Reconciliation:	2018	2017	2018	2017

Net (loss) income	$(58,320)	$38,335	$270,856	$101,069
Equity in net gain on sale of interest in unconsolidated joint venture/real estate	(167,445)	—	(303,967)	(16,166)
Purchase price and other fair value adjustments	—	—	(57,385)	—
Loss (gain) on sale of real estate, net	36,984	(76,497)	30,757	(73,241)
Depreciable real estate reserves	220,852	93,184	227,543	178,520
Gain on sale of marketable securities	—	—	—	(3,262)
Depreciation and amortization	71,458	84,404	279,507	403,320
Interest expense, net of interest income	51,974	60,933	208,669	257,045
Amortization of deferred financing costs	2,695	4,297	12,408	16,498
Operating income	158,198	204,656	668,388	863,783

Equity in net (loss) income from unconsolidated joint ventures	2,398	(7,788)	(7,311)	(21,892)
Marketing, general and administrative expense	26,030	28,136	92,631	100,498
Transaction related costs, net	426	(2,199)	1,099	(1,834)
Investment income	(57,952)	(45,130)	(201,492)	(193,871)
Loan loss and other investment reserves, net of recoveries	5,752	—	6,839	—
Non-building revenue	(6,391)	(4,522)	(22,099)	(23,781)
Loss on early extinguishment of debt	14,889	—	17,083	—
Net operating income (NOI)	143,350	173,153	555,138	722,903

Equity in net (loss) income from unconsolidated joint ventures	(2,398)	7,788	7,311	21,892
SLG share of unconsolidated JV depreciation and amortization	46,939	35,136	187,962	126,456
SLG share of unconsolidated JV interest expense, net of interest income	37,266	28,692	144,663	96,554
SLG share of unconsolidated JV amortization of deferred financing costs	1,500	1,696	6,315	8,220
SLG share of unconsolidated JV loss on early extinguishment of debt	—	131	—	3,950
SLG share of unconsolidated JV transaction related costs	—	—	—	110
SLG share of unconsolidated JV investment income	(2,751)	(4,438)	(12,014)	(16,777)
SLG share of unconsolidated JV non-building revenue	(725)	(2,005)	(3,636)	(4,989)
NOI including SLG share of unconsolidated JVs	223,181	240,153	885,739	958,319

NOI from other properties/affiliates	(29,350)	(52,616)	(132,124)	(222,715)
Same-Store NOI	193,831	187,537	753,615	735,604

Ground lease straight-line adjustment	231	524	1,803	2,096
Joint Venture ground lease straight-line adjustment	258	258	1,031	1,078
Straight-line and free rent	(5,626)	(2,186)	(14,747)	(21,701)
Amortization of acquired above and below-market leases, net	(1,184)	(1,266)	(5,425)	(4,702)
Joint Venture straight-line and free rent	(2,574)	(3,418)	(12,134)	(14,117)
Joint Venture amortization of acquired above and below-market leases, net	(1,488)	(2,910)	(5,401)	(13,141)
Same-store cash NOI	$183,448	$178,539	$718,742	$685,117

SL GREEN REALTY CORP.
NON-GAAP FINANCIAL MEASURES - DISCLOSURES
Funds from Operations (FFO)
FFO is a widely recognized non-GAAP financial measure of REIT performance. The Company computes FFO in accordance with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than the Company does. The revised White Paper on FFO approved by the Board of Governors of NAREIT in April 2002, and subsequently amended, defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of properties, debt restructurings and real estate related impairment charges, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.
The Company presents FFO because it considers it an important supplemental measure of the Company’s operating performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, particularly those that own and operate commercial office properties. The Company also uses FFO as one of several criteria to determine performance-based bonuses for members of its senior management. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions, and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, and interest costs, providing perspective not immediately apparent from net income. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of the Company’s financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including our ability to make cash distributions.
Funds Available for Distribution (FAD)
FAD is a non-GAAP financial measure that is calculated as FFO plus non-real estate depreciation, allowance for straight line credit loss, adjustment for straight line ground rent, non-cash deferred compensation, and a pro-rata adjustment for FAD for SLG’s unconsolidated JV, less straight line rental income, free rent net of amortization, second cycle tenant improvement and leasing costs, and recurring building improvements.
FAD is not intended to represent cash flow for the period and is not indicative of cash flow provided by operating activities as determined in accordance with GAAP. FAD is presented solely as a supplemental disclosure with respect to liquidity because the Company believes it provides useful information regarding the Company’s ability to fund its dividends. Because all companies do not calculate FAD the same way, the presentation of FAD may not be comparable to similarly titled measures of other companies. FAD does not represent cash flow from operating, investing and finance activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of the Company’s financial performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP), or as a measure of the Company’s liquidity.
Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (EBITDAre)
EBITDAre is a non-GAAP financial measure. The Company computes EBITDAre in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which may not be comparable to EBITDAre reported by other REITs that do not compute EBITDAre in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than the Company does. The White Paper on EBITDAre approved by the Board of Governors of NAREIT in September 2017 defines EBITDAre as net income (loss) (computed in accordance with Generally Accepted Accounting Principles, or GAAP), plus interest expense, plus income tax expense, plus depreciation and amortization, plus (minus) losses and gains on the disposition of depreciated property, plus impairment write-downs of depreciated property and investments in unconsolidated joint ventures, plus adjustments to reflect the entity's share of EBITDAre of unconsolidated joint ventures.
The Company presents EBITDAre because the Company believes that EBITDAre, along with cash flow from operating activities, investing activities and financing activities, provides investors with an additional indicator of the Company’s ability to incur and service debt. EBITDAre should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of the Company’s financial performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP), or as a measure of the Company’s liquidity.
Net Operating Income (NOI) and Cash NOI
NOI is a non-GAAP financial measure that is calculated as operating income before transaction related costs, gains/losses on early extinguishment of debt, marketing general and administrative expenses and non-real estate revenue. Cash NOI is also a non-GAAP financial measure that is calculated by subtracting free rent (net of amortization), straight-line rent, and amortization of acquired above and below-market leases, net from NOI, while adding ground lease straight-line adjustment and the allowance for straight-line tenant credit loss.
The Company presents NOI and Cash NOI because the Company believes that these measures, when taken together with the corresponding GAAP financial measures and our reconciliations, provide investors with meaningful information regarding the operating performance of properties. When operating performance is compared across multiple periods, the investor is provided with information not immediately apparent from net income that is determined in accordance with GAAP. NOI and Cash NOI provide information on trends in the revenue generated and expenses incurred in operating our properties, unaffected by the cost of leverage, straight-line adjustments, depreciation, amortization, and other net income components. The Company uses these metrics internally as performance measures. None of these measures is an alternative to net income (determined in accordance with GAAP) and same-store performance should not be considered an alternative to GAAP net income performance.
Coverage Ratios
The Company presents fixed charge and debt service coverage ratios to provide a measure of the Company’s financial flexibility to service current debt amortization, interest expense and ground rent from current cash net operating income. These coverage ratios represent a common measure of the Company’s ability to service fixed cash payments; however, these ratios are not used as an alternative to cash flow from operating, financing and investing activities (determined in accordance with GAAP).
SLG EARN